Exhibit 99.02

                                  PRESS RELEASE

CONTACT: Karen Chrosniak, Director of Investor Relations, Dean Marshall, Director of Finance, or
                           Jim Brown, VP of Finance
                  Adelphia Communications

                  Karen Chrosniak, Director of Investor Relations, or Ed Babcock, VP of Finance
                  Adelphia Business Solutions

                  (877)496-6704

    ADELPHIA BUSINESS SOLUTIONS ANNOUNCES REVISED GUIDANCE ON IMPROVED EBITDA
           EXPECTATIONS, REDUCES 2001 CAPITAL SPENDING PLAN AND CUTS
                             NETWORK EXPANSION PLAN

         ADELPHIA COMMUNICATIONS ANNOUNCES IT IS EXPLORING SYSTEM SALES

                       Coudersport, PA - December 13, 2000

John J. Rigas, Chairman of Adelphia Communications Corporation ("Adelphia") (NASDAQ NNM: ADLAC) and Adelphia Business Solutions, Inc. ("ABS") (NASDAQ NNM:
ABIZ) announced today that Adelphia Business Solutions was providing new guidance on its network expansion plan, capital spending plan and projected operating results for 2001.

Adelphia Business Solutions

Adelphia Business Solutions has reduced its network expansion plan from its former target of 175-200 markets nationwide by the end of 2001 to a new target of approximately 75-80 markets, and it has cancelled plans to enter approximately 125 markets. As a result of these revisions, ABS has reduced its estimated capital-spending plan from $675 million in 2001 to $450-$500 million, a reduction of approximately $200 million. Capital spending will be focused primarily on success-based capital to connect customers to ABS's networks and the completion of local fiber construction in the markets in which ABS will continue to operate.

As a result of these changes, Adelphia Business Solutions expects revenue growth of approximately 47% in 2001 to approximately $500 million as compared with expected annual revenues of $340 million in calendar 2000. Furthermore, while Adelphia Business Solutions expects its consolidated EBITDA for the fourth quarter of 2000 to remain at approximately negative $25 million, or in line with the third quarter of 2000 (before any restructuring charge for this business plan change), EBITDA is expected to improve to a positive $8 - $12 million by the fourth quarter of calendar 2001. On an annualized fourth quarter run-rate basis, year over year, this would represent an increase of approximately $140 million in annualized EBITDA. Full year 2001 consolidated EBITDA is expected to be in the range of negative $20 - $25 million. This EBITDA improvement combined with the reduced capital-spending plan results in cash savings, from the current run-rate, of approximately $350 million.

Adelphia Communications Corporation

In addition, Timothy Rigas, Chief Financial Officer of Adelphia Communications Corporation, confirmed that Adelphia plans to sell the cable television systems serving Puerto Rico that are owned by a joint venture which is managed and 50%-owned by Adelphia. This sale, which is expected to take place during 2001, would cover approximately 135,000 cable subscribers served by these systems with annualized revenues of over $85 million. Mr. Rigas stated that Adelphia is in the process of exploring possible sales of systems which, if completed, would reduce Adelphia's restricted cable leverage to below 7.5 times during 2001.

Adelphia Communications Corporation, with headquarters in Coudersport, Pennsylvania, is the sixth largest cable television company in the country. For more information on Adelphia Communications Corporation, or to review an electronic version of this press release, please visit Adelphia's web site at http://www.adelphia.com. Adelphia Business Solutions is a majority owned subsidiary of Adelphia Communications Corporation that provides integrated communications services to business customers through its state-of-the-art fiber optic communications network. ABS has substantially completed the construction of its fully redundant, 18,000-mile long-haul fiber optic network in the eastern-half of the United States which, combined with an estimated 8,000 local fiber route miles in its operating markets, will support ABS's full line of communication service offerings, including local and long distance voice services, messaging, high-speed data and internet services. For more information on Adelphia Business Solutions, or to review an electronic version of this press release, please visit its web site at http://www.adelphia-abs.com.

The statements in this press release that are not historical facts are forward-looking statements that are subject to material risks and uncertainties. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors which are discussed in Adelphia's and Adelphia Business Solution's filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, acquisitions and divestitures, growth and expansion risks, the availability and cost of capital, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, product acceptance, the ability to construct, expand and upgrade its cable systems, fiber optic networks and related facilities, reliance on vendors, technological developments and changes in the competitive environment in which we operate. Additional information regarding factors that may affect the business and financial results of Adelphia and Adelphia Business Solutions can be found in their most recent Quarterly Reports on Form 10-Q filed with the Securities Exchange Commission and their respective Form 10-Ks for the year ended December 31, 1999, as well as in the prospectus and most recent prospectus supplement filed under Registration Statement Nos. 333-78027 and 333-11142 (formerly No. 333-88927), under the section entitled "Risk Factors" contained therein. Neither company undertakes to update any forward-looking statements in this press release or with respect to matters described herein.